SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT

between

VICTORY PORTFOLIOS

and

VICTORY CAPITAL MANAGEMENT INC.

Dated July 29, 2016

			Last	Must Be
	Name of Fund	Fee*	Approved	Approved By
1.	Victory Floating Rate Fund	0.65%	December 5, 2023	December 31, 2024

2.	Victory Global Energy Transition Fund	1.00%	December 5, 2023	December 31, 2024

3.	Victory High Income Municipal Bond Fund	0.50%	December 5, 2023	December 31, 2024

4.	Victory High Yield Fund	0.60%	December 5, 2023	December 31, 2024

5.	Victory Low Duration Bond Fund	0.45%	December 5, 2023	December 31, 2024

6.	Victory Sophus Emerging Markets Fund	1.00%	December 5, 2023	December 31, 2024

7.	Victory RS Global Fund	0.60%	December 5, 2023	December 31, 2024

8.	Victory RS Growth Fund	0.75%	December 5, 2023	December 31, 2024

9.	Victory RS International Fund	0.80%	December 5, 2023	December 31, 2024

10.	Victory RS Investors Fund	1.00%	December 5, 2023	December 31, 2024

11.	Victory RS Large Cap Alpha Fund	0.50%	December 5, 2023	December 31, 2024

12.	Victory RS Mid Cap Growth Fund	0.85%	December 5, 2023	December 31, 2024

13.	Victory RS Partners Fund	0.83%	December 5, 2023	December 31, 2024

*Expressed as a percentage of average daily net assets. Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily or contractually waive any portion of the advisory fee from time to time. In addition, the Adviser may from time to time undertake in writing to limit the Funds' total expenses for a definite period of time.

				Must Be
		Fee*	Last	Approved
	Name of Fund		Approved	By
14.	Victory RS Science and	1.00%	December	December
	Technology Fund		5, 2023	31, 2024

15.	Victory RS Select Growth	1.00%	December	December
	Fund		5, 2023	31, 2024

16.	Victory RS Small Cap Equity	0.75%	December	December
	Fund		5, 2023	31, 2024

17.	Victory RS Small Cap Growth	0.95% on assets up to $1 billion,	January 17,	December
	Fund	0.825% on assets from $1 billion to $2 billion,	2024	31, 2024
		and
		0.75% on assets in excess of $2 billion

18.	Victory RS Value Fund	0.85%	December	December
			5, 2023	31, 2024

19.	Victory Strategic Income	0.60%	December	December
	Fund		5, 2023	31, 2024

20.	Victory Tax-Exempt Fund	0.50%	December	December
			5, 2023	31, 2024

21.	Victory THB US Small	1.15%	December	December
	Opportunities Fund		5, 2023	31, 2024

Current as of January 17, 2024

VICTORY PORTFOLIOS

By: /s/ James De Vries

Name: James De Vries

Title: President

Accepted:

VICTORY CAPITAL MANAGEMENT INC.

By: /s/ Michael Policarpo

Name: Michael D. Policarpo II

Title: President, Chief Financial Officer and Chief

Administrative Officer

*Expressed as a percentage of average daily net assets. Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily or contractually waive any portion of the advisory fee from time to time. In addition, the Adviser may from time to time undertake in writing to limit the Funds' total expenses for a definite period of time.